Exhibit 99.1

1401 McKinney, Suite 2400 (77010-4035) • Post Office Box 42807 • Houston, Texas 77242-2807
Phone 713.759.2600
Robert L. Hayter
Assistant Secretary
Writer’s direct dial: (713) 759-2616

TO:	Directors and Executive Officers of Halliburton Company

DATE:	March 30, 2007

SUBJECT:	Updated Notice of Potential Blackout Period with Respect to Halliburton Common Stock
     On March 2, 2007, Halliburton Company (“Halliburton”) commenced an exchange offer under which it is offering the 135,627,000 shares of KBR, Inc. (“KBR”) common stock, par value $0.001 per share (“KBR Stock”), that it owns to Halliburton’s stockholders in exchange for shares of Halliburton common stock, par value $2.50 per share (“Halliburton Stock”), pursuant to the terms and conditions set forth in a Form S-4 registration statement filed by KBR with the Securities and Exchange Commission and a related letter of transmittal (the “Exchange Offer”).
     On February 26, 2007, prior to the commencement of the Exchange Offer, you were notified (the “Original Notice”) of a potential pension fund blackout period under which participants in the Halliburton Retirement and Savings Plan, the Halliburton Savings Plan, the Kellogg Brown & Root, Inc. Retirement and Savings Plan, and the Brown & Root, Inc. Employees’ Retirement and Savings Plan (each individually, a “Plan” and collectively, the “Plans”) may be temporarily unable to direct or diversify amounts in their Plan accounts that are invested in the Halliburton Stock Fund during a period not expected to exceed seven business days (the “Blackout Period”) following the offer period for the Exchange Offer (the “Tender Period”). As stated in the Original Notice, the Blackout Period, if any, was originally expected to begin on March 28, 2007, and end during the week of April 2, 2007. However, on March 29, 2007, Halliburton announced that the Tender Period for the Exchange Offer had been extended to April 2, 2007. As a result, the Blackout Period, if any, is now expected to begin on April 3, 2007 and end during the week of April 9, 2007.
     As stated in the Original Notice, SEC Regulation BTR generally prohibits directors and executive officers of Halliburton from purchasing or selling equity securities of Halliburton (or derivative securities of those securities) during a pension fund “blackout period” applicable to Halliburton Stock. Accordingly, as a result of the Blackout Period and pursuant to Regulation BTR, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer during the Blackout Period any equity securities of Halliburton (or derivative securities of those securities) that you acquired in connection with your service or employment as a director or executive officer of Halliburton (the “Blackout”).
     The Blackout applies to (1) amounts, if any, you may have invested in the Halliburton Stock Fund under the Plans and (2) equity securities of Halliburton (and derivative securities of those securities) that you acquired in connection with your service or employment as a director or executive officer of Halliburton and hold outside of the Plans, which may include (A) certificated shares, (B) direct registration shares, (C) shares held through a broker, dealer, commercial bank, trust company or similar institution, (D) shares acquired under the Halliburton Employee Stock Purchase Plan, (E) vested restricted stock, (F) shares acquired upon the exercise of stock options, and (G) shares acquired under the UK Employee Share Purchase Plan. The prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Halliburton Stock held by immediate family members living with you, held in trust, or by controlled partnerships. It is important to note that any equity securities of Halliburton (or derivative securities of those securities) that you sell or otherwise transfer during the Blackout will be considered to have been acquired by you in connection with your service or employment as a director or executive officer, unless you can establish that the securities were acquired from another source. Similarly, any purchase or other acquisition of equity securities of Halliburton (or derivative securities of those securities) during the Blackout will be considered to be in connection with your service or employment as a director or executive officer, unless you can demonstrate otherwise. To establish that an equity security or derivative security was not so acquired, you must identify its source and demonstrate that you have utilized the same specific identification for any purpose related to the transaction (such as tax reporting and any applicable disclosure and reporting requirements).
     Since the Blackout will commence shortly after the expiration of the Tender Period for the Exchange Offer and will extend past the time Halliburton accepts tendered shares of Halliburton Stock in exchange for shares of KBR Stock, you will effectively be prohibited from participating in the Exchange Offer (even if you tender your shares before the Blackout commences).
     If you have any questions concerning the Blackout or this notice, please do not hesitate to contact me at (713) 759-2616 or robert.hayter@halliburton.com.
     This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of any offer to buy any securities of KBR, and there will not be any sale of any such securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. In connection with the Exchange Offer, KBR has filed with the SEC a registration statement on Form S-4 that includes a prospectus describing the terms of the Exchange Offer. Any sale of KBR Stock pursuant to the Exchange Offer will be registered under the Securities Act of 1933, and such shares of stock will only be offered and sold by means of the prospectus. The prospectus contains important information about the Exchange Offer and related matters. Investors and security holders are urged to read the prospectus, and other related documents filed with the SEC, before making any investment decision. Investors are able to obtain a free copy of the prospectus and other related documents filed with the SEC by Halliburton and KBR at the SEC’s website at www.sec.gov. Investors are also be able to obtain a free copy of these documents by sending a request to Halliburton Company — Investor Relations, 5 Houston Center, 1401 McKinney, Suite 2400, Houston, TX 77010, Phone: 713.759.2688, E-mail: investors@halliburton.com; or by sending a request to KBR, Inc. — Investor Relations, 601 Jefferson Street, Suite 3400, Houston, TX 77002, Phone: 713.753.5082, E-mail: investors@kbr.com, as applicable.
RLH